Exhibit 99.(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the 1933 Act Registration Statement (Form N-6 No. 333-263757) and Amendment No. 38 to the 1940 Act Registration Statement (Form N-6 No. 811-08311) of our report dated April 12, 2023 relating to the statutory financial statements of American United Life Insurance Company, a subsidiary of OneAmerica Financial Partners, Inc., as of December 31, 2021 and 2020 and consent to the incorporation by reference in the Registration Statement of our report dated April 24, 2023 relating to the financial statements of each of the subaccounts of AUL American Individual Variable Life Unit Trust indicated in our report. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana

April 24, 2023